                                                                    Exhibit 10.1

                            ASSET PURCHASE AGREEMENT

                  This ASSET PURCHASE AGREEMENT is dated as of May ___, 2003 (the "Agreement Date") by and between Princeton Video Image, Inc., a Delaware corporation ("Seller"), and PVI Virtual Media Services, LLC, a Delaware limited liability company ("Buyer").

                              W I T N E S S E T H:

                  WHEREAS, Seller is engaged in the business, directly and through its Subsidiaries, of developing and marketing its Intellectual Property, including a real-time video insertion system with its patented computer vision technology and proprietary hardware and software system, known as the Live Video Insertion System ("L-VIS(R)") and to develop products to allow viewers to interact with video programming (the "Business");

                  WHEREAS, Seller, on or about this date, is commencing a case (the "Chapter 11 Case") under chapter 11 of title 11 of the United States Code, 11 U.S.C. Sections 101 et seq. (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of New Jersey (the "Bankruptcy Court"); and

                  WHEREAS, Seller desires to sell to Buyer all of the assets of the Business, and Buyer desires to purchase such assets, all in the manner and subject to the terms and conditions set forth in this Agreement and pursuant to Sections 105, 363, 365 and 1146 of the Bankruptcy Code and Fed. R. Bankr. P. 2002, 6004, 6006, 9014 and 9019.

                  NOW, THEREFORE, the parties hereby agree as follows:

                                   ARTICLE 1
                                   DEFINITIONS

                  1.1 Defined Terms. As used herein, the terms below shall have the following respective meanings:

                  "Affiliate" means, as to any Person, any other Person or group acting in concert in respect of the Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with that Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person or group of Persons, means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person, whether through the ownership of voting securities, by contract, or otherwise.

                  "Agreement" means this Asset Purchase Agreement, together with the Exhibits and Schedules, in each case as amended, restated, supplemented or otherwise modified from time to time.

                  "Agreement Date" has the meaning specified in the preamble.

                  "Alternative Transaction" has the meaning specified in Section 8.1.

                  "Assumed Agreements" means all contracts and leases related to the Business listed on Exhibit A and all other contracts and leases related to the Business which Buyer agrees to assume by giving notice to Seller of such assumption within 10 days prior to Closing; and Buyer may also elect to remove any contract or lease from Exhibit A on notice to Seller given at least 5 days prior to Closing.

                  "Assumed Liabilities" means all liabilities which arise and relate to the period after the Closing Date under the Assumed Agreements. For avoidance of doubt, Assumed Liabilities excludes any Liability attributable to any act, occurrence or omission which occurred prior to Closing.

                  "Auction" means the sale of the Purchased Assets by auction as provided in the Bidding Procedures Order.

                  "Bankruptcy Code" has the meaning specified in the recitals.

                  "Bankruptcy Court" has the meaning specified in the recitals.

                  "Bankruptcy Court Approval" has the meaning specified in
Section 7.1(d).

                  "Bidding Procedures Order" means the order of the Bankruptcy Court pursuant to 11 U.S.C. Sections 363(b) and 105(a) and Fed. R.
Bankruptcy P. 2002, 6004, 6006, 9014 and 9019, in substantially the foRm of Exhibit G, approving (a) the Bidding Procedures, (b) the Form and Manner of Notice of (i) the Sale of Certain Assets to PVI Virtual Media Services, LLC and
(ii) the Assumption and Assignment of Certain Executory Contracts and Unexpired Leases, and Granting Related Relief and (c) such other terms as Buyer or its counsel may reasonably require.

                  "Business Day" means any day other than a Saturday, Sunday or a legal holiday on which banking institutions in the State of Delaware are not required to open.

                  "Buyer" has the meaning specified in the preamble.

                  "Challenge Deadline" shall mean the earlier of the date (a) 60 days after the formation of the Creditors Committee or (b) 75 days after the filing of the Chapter 11 petition commencing the Chapter 11 Case.

                  "Chapter 11 Case" has the meaning specified in the recitals.

                  "Claim Challenges" has the meaning specified in the order to be entered by the Bankruptcy Court approving the DIP Facility.

                  "Closing" has the meaning specified in Section 3.1(a).

                  "Closing Date" has the meaning specified in Section 3.1(a).

                  "Contract" means any oral or written agreement, lease, license, purchase order, commitment for the purchase of goods, or other contract, instrument or arrangement to which Seller is a party and which relates to the Business.

                  "Creditors Committee" means the official committee of unsecured creditors in the Chapter 11 Case.

                  "Cure Amount" means the amount necessary for Seller to assume and assign to Buyer the Assumed Agreements pursuant to Section 365 of the Bankruptcy Code, subject only to the Assumed Liabilities, as such amount is determined in accordance with the Bidding Procedure Order or is otherwise determined by the Bankruptcy Court.

                  "DIP Facility" means that certain Debtor-in-Possession Loan and Security Agreement by and between Seller, as borrower, and Buyer, as lender, in the aggregate principal amount of up to $1.76 million.

                  "Excluded Assets" means (i) any cash or cash equivalents, (ii) any accounts receivable, (iii) any avoidance actions under the Bankruptcy Code,
(iii) any rights under any lease or executory contract which is not an Assumed Agreement, (iv) any real estate owned or leased by Seller except leases which are Assumed Agreements and (v) all of Seller's interest in Princeton Video Image Europe, N.V.

                  "Excluded Liabilities" has the meaning specified in Section
2.2.

                  "Final Order" means an order or judgment of the Bankruptcy Court or any other court of competent jurisdiction (i) that is not the subject of a pending appeal, petition for certiorari, motion for reconsideration or other proceeding for review, rehearing or reargument, (ii) that has not been reversed, stayed, modified or amended and (iii) respecting which the time to appeal, to petition for certiorari, to move for reconsideration or to seek review, rehearing or reargument shall have expired, as a result of which said order shall have become final in accordance with Rule 8002 of the Federal Rules of Bankruptcy Procedure and other applicable Laws.

                  "Intellectual Property" means the following property of
Seller: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all rights arising under or in connection with all Patents, Patent Applications and Patent disclosures related to the Purchased Assets, (ii) all trademarks, service marks, trade dress, logos, slogans, trade names and corporate names (including, without limitation, "L-VIS(R)" and "iPoint(TM)"), together with all translations, adaptations, derivations and combinations thereof (including all goodwill associated therewith), and all applications, registrations and renewals related to the Purchased Assets, (iii) all copyrightable works, all copyrights and all applications, registrations and renewals related to the Purchased Assets, (iv) all trade secrets and confidential business information (including, without limitation, ideas, research, know-how, techniques, methods, data, product drawings, training manuals, clinical and regulatory strategies, and business and marketing plans and proposals) related to the Purchased Assets, (v) all computer software related solely to the Purchased Assets and not other applications, (vi) all computer generated data and documentation related to the Purchased Assets,
(vii) all Third Party License

Rights related to the Purchased Assets, (viii) all designs, plans and documentation in whatever form related to products under development or products subject to a change in design or composition, (ix) all other proprietary rights related to the Purchased Assets, and (x) all copies and tangible embodiments thereof (in whatever form or medium) related to the Purchased Assets.

                  "Interests" means all liens (including mechanics', materialmen's and other consensual and non-consensual liens and statutory liens), security interests, encumbrances and claims (including, but not limited to, any "claim" as defined in section 101(5) or "lien" as defined in section 101(37) of the Bankruptcy Code), reclamation claims, mortgages, deeds of trust, pledges, covenants, restrictions, hypothecations, charges, indentures, loan agreements, instruments, contracts, leases, licenses, options, rights of first refusal, contracts, offsets, recoupment, rights of recovery, judgments, orders and decrees of any court or foreign or domestic governmental entity, claims for reimbursement, contribution, indemnity or exoneration, assignment, preferences, debts, charges, suits, licenses, options, rights of recovery, interests, products liability, alter-ego, environmental, successor liability, tax and other liabilities, causes of action and claims, or other encumbrances or restrictions on or conditions to transfer or assignment of any kind (including without limitation to the generality of the foregoing restrictions or conditions on or to the transfer, assignment, or renewal of licenses, permits, registrations, and authorizations or approvals of or with respect to governmental units and instrumentalities) to the fullest extent of the law, in each case whether secured or unsecured, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, perfected or unperfected, allowed or disallowed, contingent or non-contingent, liquidated or unliquidated, matured or unmatured, material or non-material, disputed or undisputed, or known or unknown, whether arising prior to, on, or subsequent to the commencement of the Bankruptcy Case, whether imposed by agreement, understanding, law, equity or otherwise.

                  "Inventory" means all inventory related to the Business which is owned by Seller on the Closing Date including all inventories of raw materials, work-in-process, finished goods, supplies, parts and packaging materials.

                  "Liabilities" means, as to any Person, all debts, claims of any kind or nature, including contingent or unliquidated claims or any other claims falling within the definition set forth in Section 101(5) of the Bankruptcy Code, liabilities, commitments, responsibilities, and obligations of any kind or nature whatsoever, direct or indirect, absolute or contingent, whether known or unknown and whether or not actually reflected, or required to be reflected, in such Person's balance sheet or other books and records.

                  "Machinery and Equipment" has the meaning specified in Section 2.1(a).

                  "Material Adverse Effect" means any state of facts, events, changes or effects that, individually or aggregated with other states of facts, events, changes or effects, is directly and materially adverse to or directly and materially impairs, the value, condition or use of the Purchased Assets.

                  "Notices" has the meaning specified in Section 10.4.

                  "Order" means and includes any writ, judgment, decree, injunction, award or other order of any court, arbitrator or governmental or regulatory authority.

                  "Patent" means United States Letters Patent and design patent, including, without limitation, any extension, registration, confirmation, continuation, division, continuation-in-part, reissue, re-examination or renewal thereof, and including any foreign equivalents of the foregoing, relating to L-VIS(R) or iPoint(TM) or any other Intellectual Property of Seller.

                  "Patent Application" means an application, including a provisional application, for a Patent.

                  "Permits" has the meaning specified in Section 4.8.

                  "Person" means an individual, a partnership, a joint venture, a corporation, a business trust, a limited liability company, a trust, an unincorporated organization, a joint stock company, a labor union, an estate, a Governmental Entity or any other entity.

                  "Pre-Petition Facility" means the following credit facilities:
(a) the Note Purchase and Security Agreement, dated as of June 25, 2002, between Seller and PVI Holding, LLC, as amended and (b) the Note Purchase and Security Agreement, dated as of February 18, 2003, between Seller, Presencia en Medios,
S. A. de C.V. and PVI Holding, LLC, as amended.

                  "Purchase Price" has the meaning specified in Section 3.2.

                  "Purchased Assets" means all of the tangible and intangible personal property of Seller, including all assets related to the Company's use, assembly, manufacture, design, development, marketing and sale of L-VIS(R) and iPoint(TM), wherever located, including, but not limited to: its interest in the Subsidiaries; drawings; specifications; procedures; processes; complaint files; all records related to regulatory matters; Machinery and Equipment; fixtures; tooling; dies; molds; all computer generated drawings and information related to the Purchased Assets; computer hardware related to the Purchased Assets; Inventory; data bases; regulatory filings; assignable Permits; prepaid airtime, prepaid discounts, other obligations owing to the Company; goodwill; all Intellectual Property; customer and prospect lists; all Assumed Agreements; the right to do business with existing customers and vendors; proprietary or other rights regarding the Business; sales and promotional materials, and all assets related to the developing and marketing a real-time video insertion system; with the exception of the Excluded Assets.

                  "Sale Order" means an order substantially in the Form of Exhibit D entered by the Bankruptcy Court that includes (i) a finding that the Transaction is in good faith and otherwise satisfies the provisions of Section 363, including Sections 363(m) and (n), of the Bankruptcy Code; (ii) authorization and approval of the Transaction pursuant to this Agreement; (iii) a provision that the Purchased Assets are being transferred free and clear of all Interests; (iv) a provision that the permits the Buyer to acquire the obligations represented by the Secured Loan Credit Amount from its Affiliates prior to the Closing and to "credit bid" and use the Secured Loan Credit Amount as a set off to its payment of the Purchase Price and (v) such other terms as Buyer or its counsel may reasonably require.

                  "Secured Loan Credit Amount" means all amounts due to the Buyer or any of its Affiliates at the Closing Date, including but not limited to Cablevision, PVI Holding, LLC and Presencia en Medios, S.A. de C.V., under the DIP Facility and the Pre-Petition Facility.

                  "Seller" has the meaning specified in the preamble.

                  "Subsidiaries" means all entities wholly or partially owned by Seller, directly or indirectly, including but not limited to Princeton Video Image Latin America, LLC, PVI LA, LLC, Publicidad Virtual, S.A. de C.V., Princeton Video Image Israel, Ltd., and those other entities listed on Exhibit E, but excluding Princeton Video Image Europe, N.V.

                  "Successful Bid" means, in the event the Purchased Assets are sold by Auction, the bid accepted by Seller pursuant to which the Purchased Assets are sold.

                  "Successful Bidder" means the Person who submits the Successful Bid.

                  "Third Party License Rights" means all permissions, licenses, covenants not to sue, grants, and other express or implied authorization to make, use, sell, import, create derivative works, publicly display, publicly perform, rent, or otherwise operate that may be needed by the Business to avoid violating an Intellectual Property right of a third party relating to L-VIS(R) and iPoint(TM).

                  "Transaction" means the sale of the Purchased Assets pursuant to the terms of this Agreement.

                  1.2 Interpretation.

                        (a) Whenever the words "include," "includes" or
            "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

                  (a) Words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

                  (b) A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns.

                  (c) A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

                  (d) All references to "$" and dollars shall be deemed to refer to United States currency.

                  (e) All references to any financial or accounting terms shall be defined in accordance with GAAP as applicable in the United States.

                  (f) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

                  (g) The meanings given to terms defined herein shall be equally applicable to both singular and plural forms of such terms.

                  (h) Buyer and Seller hereby acknowledge that (i) Buyer and Seller jointly and equally participated in the drafting of this Agreement and all other agreements contemplated hereby, (ii) Buyer and Seller have been adequately represented and advised by legal counsel with respect to this Agreement and the transactions contemplated hereby, and (iii) no presumption shall be made that any provision of this Agreement shall be construed against either party by reason of such role in the drafting of this Agreement and any other agreement contemplated hereby.

                  (i) The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

                                   ARTICLE 2
                               TRANSFER OF ASSETS


         2.1 Assets to be Acquired. At the Closing, and upon the terms and conditions set forth herein, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept, all right, title and interest, free and clear of all Interests and Liabilities, in each and all of the Purchased Assets including but not limited to all of Seller's interest in the Subsidiaries, the Intellectual Property and the machinery and equipment listed on Exhibit B (the "Machinery and Equipment").

                  For the avoidance of doubt, Seller shall retain and shall not transfer to Buyer any of the Excluded Assets.

         2.2 Liabilities. With the exception of the Assumed Liabilities, Buyer shall not and does not assume any Liability of Seller or the Business whatsoever, disclosed or undisclosed, liquidated or unliquidated, or contingent or noncontingent (collectively, the "Excluded Liabilities").

                                   ARTICLE 3
                             CLOSING; PURCHASE PRICE

         3.1 Closing; Transfer of Possession; Certain Deliveries.

                  (a) The consummation of the transactions contemplated herein (the "Closing") shall take place on or before eleven (11) calendar days after entry of the Sale Order, provided that all of the conditions set forth in Section 7.1 hereof have been satisfied or waived by Buyer, or on such other date as the parties hereto shall mutually agree. The Closing shall be held at the offices of Lowenstein Sandler PC, 65 Livingston

         Avenue, Roseland, New Jersey at 10:00 a.m., local time, unless the parties hereto otherwise agree. The actual date of the Closing is herein called the "Closing Date." For purposes of this Agreement, from and after the Closing, the Closing shall be deemed to have occurred at 12:01 A.M. on the Closing Date.

            (b) At the Closing, Seller shall deliver to Buyer:

                (i) duly executed bills of sale, in the form provided by Buyer, transferring the Purchased Assets to Buyer;

                (ii) Assignment and Assumption of Assumed Agreements duly executed by Seller in the form attached hereto as Exhibit C (the "Assignment of Agreements");

                (iii) all other instruments of conveyance and transfer, in form provided by Buyer, as are necessary to convey the Purchased Assets to Buyer, including an assignment of all Patents, Patent Applications and Trademarks in to be recorded in the U.S. Patent and Trademark Office in the form attached hereto as Exhibit F (the "Patent Assignment") and such other instruments of conveyance and transfer as are necessary or desirable for transferring Seller's rights in the Intellectual Property in any foreign jurisdictions, including all jurisdictions referenced on
         Schedule 4.6; and

                (iv) evidence satisfactory to Buyer that the Cure Amount has been or will be paid by Seller.

            (c) At the Closing, Buyer shall deliver to Seller:

                (i) the Purchase Price; and

                (ii) an Assignment of Agreements duly executed by Buyer.

         3.2 Purchase Price. The Purchase Price is (i) $200,000 plus (ii) satisfaction of the obligations of the Seller to repay principal, interest and other charges under the DIP Facility plus (iii) satisfaction of the obligations of the Seller to repay principal, interest and other charges under the Pre-Petition Facility (approximately $8.3 million), plus (iv) waiver by Presencia of its claim for Cure Costs (approximately $64,000), plus (v) the assumption of the Assumed Liabilities, decreased by the sum of all transfer taxes and sales taxes, if any, payable by Buyer in connection with the transfer of the Purchased Assets to Buyer.

         3.3 Payment of Purchase Price. The Purchase Price shall be paid as follows:

                  (b) The Buyer shall credit bid the Secured Loan Credit Amount, so that the Secured Loan Credit Amount is treated as a cash payment by Buyer to Seller, followed by a cash payment by Seller to Buyer in satisfaction of all amounts due under the DIP Facility and the Pre-Petition Facility.

                  (a) The Buyer shall execute such documents, or cause the execution of such documents, as are necessary to waive the Presencia Cure Cost claim and assume the Assumed Liabilities.

                  (b) The balance of the Purchase Price shall be paid in immediately available funds by wire transfer to an account specified by Seller.

                                   ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF SELLER

                  Except as expressly set forth on the Disclosure Schedule annexed hereto, Seller hereby represents and warrants to Buyer that, as of the Agreement Date and as of the Closing Date (except with respect to representations and warranties made as of a particular date, which shall be deemed to be made only as of such date), as follows. Any exception to the following representations and warranties listed on the Disclosure Schedule shall apply to each representation herein to which the exception clearly relates, whether or not each representation is specifically cross-referenced in the exception.

         4.1 Due Organization. (a) Seller is a corporation, duly organized under the laws of Delaware, with full power and authority to conduct its business as presently conducted and to own or use its properties and assets. Seller is duly qualified to do business and in good standing under the laws of New Jersey and New York, which constitute all of the jurisdictions in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect. (b) Each Subsidiary is a corporation or limited liability company, duly organized under the laws of its jurisdiction of organization, with full power and authority to conduct its business as presently conducted and to own or use its properties and assets. Each Subsidiary is duly qualified to do business and in good standing under the Laws of each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect. Exhibit E accurately and completely sets forth the details of ownership of the securities of each direct and indirect Subsidiary and other entity in which Seller holds an equity interest. Seller holds such securities free and clear of all Interests except Interests in favor of the Buyer and its Affiliates.

         4.2 Authorization; Validity. Seller has the requisite corporate power and authority to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by it pursuant hereto and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by Seller and the other agreements to be executed and delivered by Seller pursuant hereto, and the performance by Seller of its obligations hereunder, including the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Seller, including by any action or required approval of the equityholder or equityholders of Seller and approval by all board members not Affiliated with Buyer or any of its Affiliates. This Agreement has been duly and validly executed and delivered by Seller and constitutes, and each of the other agreements to be executed and delivered by Seller pursuant hereto upon such Seller's execution and delivery will constitute, a valid and legally binding obligation of Seller enforceable against Seller in accordance with its respective terms.

         4.3 No Violation. The execution, delivery and performance by Seller of this Agreement and the transactions contemplated hereby do not and will not: (a) conflict with or result in, with or without the giving of notice or lapse of time or both, any violation of or constitute a breach or default, or give rise to any right of acceleration, payment, amendment, cancellation or termination, under (i) the Articles of Incorporation, Bylaws or other organizational documents of Seller or any Subsidiary, or (ii) any law or order pertaining to the Business, the Purchased Assets or to which any Seller is otherwise subject; or (b) result in the creation of any Interests in or upon any of the Purchased Assets.

         4.4 Third Party Approvals. Except for certain transfer restrictions specifically described in Section 4.14, no order, consent, approval, waiver or authorization of any governmental entity is required in connection with the execution, delivery and performance by Seller of this Agreement and the other documents and instruments to be executed and delivered by Seller pursuant hereto and the transactions contemplated hereby and thereby other than orders, consents, approvals, waivers or authorizations of, or declarations or filings with, the Bankruptcy Court.

         4.5 Title to Assets and Location of Assets. Seller has good and marketable title to each of the Purchased Assets owned by such Seller, free of any Interests other than liens for current taxes not yet due and Interests in favor of the Buyer and/or its Affiliates, all of which Interests in favor of Buyer or its Affiliates Seller shall cause to be released at Closing (including the release of Interests held by Buyer or Affiliates of the Buyer by way of setoff against the Purchase Price of all amounts due to Buyer or its Affiliates). Schedule 4.5 sets forth (i) a description (including model number) of each Purchased Asset that is not located on the premises of Seller, (ii) the location of each such Purchased Asset, (iii) the name of each Person who holds such Purchased Asset and the name, address, telephone number and fax number of the individuals employed by each such Person who are primarily responsible for the business relationship with Seller and (iv) the terms pursuant to which each such Purchased Asset is held.

         4.6 Patents, Copyrights, Trademarks, Trade Secrets and Trade Names.
Schedule 4.6 contains a complete and accurate list, and indicates the ownership of (i) all currently used patents and patent applications owned by Seller or its Subsidiaries, or which are used or held for use by Seller or its Subsidiaries in the Business whether domestic or international, (ii) all currently used trademarks and service marks owned by Seller, or which are used or held for use by Seller in the Business which are unregistered and material to the Business or for which registrations have been obtained or applications therefor have been filed by Seller, and (iii) all currently used rights in Internet web sites and Internet domain names owned by Seller, or which are presently used or held for use in the Business. Except as set forth in Schedule 4.6, (a) no Person other than Seller has the right to use any of the Intellectual Property, and Seller has all right, title and interest to all Intellectual Property, free and clear of all Interests or other encumbrances (except Interests in favor of Affiliates of Buyer being acquired by Buyer prior to closing and discharged by set-off against the Purchase Price) without any conflict known to Seller with the rights of others, (b) documentation for the continuance of registration and applications for registration or issuance have been timely filed with the appropriate authorities for the patents, copyrights, trademarks, trade names, and service marks included in the Intellectual Property and such items of Intellectual Property which are used by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office and each foreign patent or trademark office in which filing has been made (as listed on Schedule 4.6) are currently in compliance with formal legal requirements and are valid and enforceable, (c) neither the operation of the Business nor use of any of the Intellectual Property infringes on or conflicts with any right of any Person, (d) Seller has not received any written notice alleging that (i) any operation of Seller or the Business or use of any of the Intellectual Property requires payment for the use of, or infringes on, conflicts with or otherwise interferes with, any patent, copyright, trade secret, trade name, trademark, service mark or other intellectual property right of another Person, or any such right which might be so infringed has been applied for by another Person, or (ii) any of the Intellectual Property has been legally declared invalid or unenforceable or is the subject of a pending or threatened action for opposition or cancellation or a declaration of invalidity, or is infringed or misappropriated by the activities of another Person, (e) to the knowledge of Seller, there is no violation or infringement by a third party of any of the Intellectual Property,
(f) Seller is not a party to any licenses or other agreements (i) which grant Seller any right to use any patents, copyrights, trademarks, trade secrets, trade names, service marks and other intellectual property of others or (ii) under which Seller grants a third party the right to use any of the Intellectual Property, and, to the extent that it is a party to the licenses or agreements described in the foregoing subsections (i) or (ii), all such licenses and agreements, are set forth on Schedule 4.6 and are each in full force and effect and are valid, binding and enforceable in accordance with their terms and, to the best of Seller's knowledge, there are no existing defaults or events which, with the giving of notice or the lapse of time or both, would constitute a default thereunder by Seller, (g) the Intellectual Property constitutes all patents, copyrights, trademarks, trade secrets, know-how, trade names, service marks, Internet web sites and Internet domain names and other intellectual property necessary or appropriate to conduct the Business as it was conducted at March 31, 2003 and as it is being conducted and (h) Seller has taken reasonable security measures to protect the secrecy, confidentiality and value of Seller Trade Secrets.

         4.7 Legal and Administrative Proceedings. Schedule 4.7 sets forth each instance in which Seller or any Subsidiary is (i) subject to any outstanding judgment, injunction, order, decree, ruling or settlement agreement related to the Business or (ii) is a party or, to the knowledge of Seller, is threatened to be made a party to any action, suit, proceeding, hearing or investigation related to the Business of, in or before any court or quasi-judicial or administrative agency of any jurisdiction or before any arbitrator. Except as disclosed in Schedule 4.7:

                  (c) There are no lawsuits or arbitrations pending or, to the knowledge of Seller, threatened against Seller or any Subsidiary or which Seller or any Subsidiary intend to initiate; and

            (a) There are no Orders outstanding against Seller.

         4.8 Compliance with Laws and Orders. Except as disclosed in Schedule 4.8, neither Seller nor any Subsidiary is in material violation of or in material default under any Law applicable to the Business, the Purchased Assets or the Assumed Liabilities. The Seller and its Subsidiaries hold all material licenses, permits, registrations, authorizations, certificates and approvals ("Permits") of any governmental entity or authority necessary or required to operate the Business. Schedule 4.8 lists all of such Permits. All Permits are valid and effective as of the date hereof and will be as of the Closing Date, and all of such Permits are transferable to the Buyer, except as set forth on Schedule 4.8.

         4.9 Condition of the Machinery and Equipment. (a) As of the date of this Agreement, the Machinery and Equipment is satisfactory and in good working condition to produce the products it has produced in recent experience, in similar quantities and with similar quality and will, to the knowledge of Seller, be in such condition on the Closing Date.

            (b) Schedule 4.9 separately lists certain machinery and equipment owned by Cablevision Systems Corporation ("Cablevision") or its Affiliates which is located on Seller's premises (in addition to other equipment previously purchased by and delivered to Cablevision or its Affiliates). Seller acknowledges that it has no interest in such machinery and equipment, and that such machinery and equipment are not part of the Purchased Assets.

         4.10 Material Contracts.

              (d) Schedule 4.10 and Exhibit A collectively is a true and correct list of all of the following Contracts to which Seller is a party and which pertain to the Business ("Material Contracts"):

              (i)   Any lease of tangible personal property;

              (ii) Any Contract pursuant to which Seller receives any consulting or advisory services, excluding Contracts for legal, audit or routine accounting services;

              (iii) Any Contract to which Seller or any Subsidiary is a party pertaining to Intellectual Property;

              (iv) Any Contracts pertaining to the Business to which Seller or any Subsidiary is a party and which contain covenants limiting the freedom of Seller or any Subsidiary to compete with any Person; and

              (v) Any other material Contracts pertaining to the Business.

                  (b) Seller has delivered to Buyer a correct and complete copy of each written Contract listed in Exhibit A or Schedule 4.10. Except as set forth in Exhibit A or Schedule 4.15A, with respect to each Contract listed in Exhibit A: (i) the Contract is, with respect to Seller and, to Seller's knowledge, each other party thereto, legal, valid, binding, enforceable, and in full force and effect; (ii) Seller is not now and, to Seller's knowledge, no other party is, in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration under the Contract; and
         (iii) Seller has not and, to Seller's knowledge, no other party has repudiated any material provision of the Contract.

         4.11 ERISA. Neither Seller or any ERISA Affiliate, nor any Plan is or has been in violation of any of the provisions of ERISA, any of the qualification requirements of IRC Section 401(a), or any of the published interpretations thereof. No lien upon the assets of Seller has arisen with respect to any Plan. No "prohibited transaction" within the meaning of ERISA
Section 406 or IRC Section 4975(c) has occurred with respect to any Plan. Neither Seller nor any ERISA Affiliate has incurred any withdrawal liability with respect to any Multiemployer Plan. Seller and each ERISA Affiliate have made all contributions required to be made by them to any Plan or Multiemployer Plan when due. There is no accumulated funding deficiency in any Plan, whether or not waived.

         4.12 Tax Compliance. Seller has filed all tax returns required to be filed by it and has paid all taxes due and payable on said returns and on any assessment made against it or its assets, except for returns which have not been filed but are the subject of appropriate extensions.

         4.13 SEC Reports. Reference is made to Seller's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as amended on Form 10-K/A, and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003 (the "SEC Reports"). As of their filing dates, the SEC Reports complied (and all other reports and registration statements, if any, filed by Seller with the SEC after the date thereof and prior to Closing will comply) in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (other than timely filing), and at the time filed did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         4.14 Transfer Restrictions.

            (a) Seller is not subject to any restrictions on the transfer, sale, assignment, pledge or hypothecation ("Transfer Restrictions") of any of its direct and indirect equity ownership interests in other entities that will materially interfere with the ownership, use or enjoyment of such ownership interests, except for the following: (i) Seller's ownership interest in the Revolution Company, LLC, is subject to the Operating Agreement dated January 24, 2001, by and among CBS Technology Corporation, Core Digital Technologies, Inc., and Seller (the "Revolution Company Operating Agreement"); and (ii) any transfer of Seller's ownership interest in Princeton Video Image Israel, Ltd. requires the consent or approval of the government of Israel and its Office of the Chief Scientist.

            (b) Neither Seller's nor its Subsidiaries' Intellectual Property are subject to any Transfer Restrictions that will materially interfere with the ownership, use or enjoyment of such Intellectual Property in the manner used by Seller and its Subsidiaries to carry on their businesses as presently conducted or proposed to be conducted, including without limitation the planned commercial deployment of Seller's L-VIS(R) and iPoint(TM) products, except for the following: (i) any transfer of the Intellectual Property of Princeton Video Image Israel, Ltd. will require the consent or approval of the government of Israel and its Office of the Chief Scientist; (ii) the Cross-License Agreement among Seller, Sportvision, Inc. and the others named therein dated as of July 29, 2002 contains restrictions on the assignment of the licenses granted to Seller thereby to parties other than Cablevision or Presencia, or their respective affiliates; (iii) Seller's software license with Broadcom Corporation prohibits Seller from transferring or distributing Broadcom proprietary software used to create the existing iPointTM interface with Broadcom products to third parties other than in object code form; and (iv) any Transfer Restriction identified in Schedule 4.6.

         4.15 Liabilities. (a) Schedule 4.15A accurately and completely lists
(a) all Liabilities of Seller as of the Agreement Date and (b) Seller's good faith reasonable estimate of all Liabilities of Seller as of the projected Closing Date. Schedule 4.15A separately identifies secured and unsecured liabilities, liabilities due to employees, and estimated costs of administering the Chapter 11 case. Schedule 4.15A also identifies the Cure Costs to be incurred with respect to the Assumed Agreements.

            (b) Schedule 4.15B accurately and completely lists all Liabilities of the Subsidiaries as of the Agreement Date.

         4.16 Related Party Contracts. Schedule 4.16 accurately and completely lists all contracts, agreements or relationships between the Subsidiaries and any Affiliate of the Seller.

         4.17 Brokers and Finders. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission from Buyer in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

EXCEPT AS SET FORTH ABOVE, (A) ALL THE PURCHASED ASSETS SHALL BE TRANSFERRED ON AN AS-IS, WHERE-IS BASIS, AND (B) SELLER MAKES NO FURTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, IN RESPECT OF THE PHYSICAL CONDITION OF THE PURCHASED ASSETS, AND ANY SUCH REPRESENTATION AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

                                   ARTICLE 5
                     REPRESENTATIONS AND WARRANTIES OF BUYER

                  Buyer hereby represents and warrants to Seller, as of the Agreement Date and as of the Closing Date (except with respect to representations and warranties made as of a particular date, which shall be deemed to be made only as of such date), as follows:

         5.1 Due Organization. Buyer is a limited liability company validly existing and in good standing under the laws of the state of Delaware and has the requisite power and authority to acquire and own the Purchased Assets.

         5.2 Authority; Validity. Buyer has the requisite power and authority to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other agreements to be executed and delivered by Buyer pursuant hereto, and the consummation by Buyer of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and constitutes, and each of the other agreements to be executed and delivered by Buyer pursuant hereto upon its execution and delivery by Buyer will constitute, valid and legally binding obligations of Buyer enforceable against Buyer in accordance with its terms.

         5.3 No Violation. The execution, delivery and performance by Buyer of this Agreement and the transactions contemplated hereby, do not and will not conflict with or result in, with or without the giving of notice or lapse of time or both, any violation of or constitute a breach or default, or give rise to any right of acceleration, payment, amendment, cancellation or termination, under (a) the Certificate of Formation, Operating Agreement or other organizational documents of Buyer, (b) any mortgage, indenture, lease, contract or other agreement to which Buyer is a party or by which Buyer or any of its properties or assets is bound or subject, or (c) any law or order to which Buyer is bound or subject.

         5.4 Third Party Approvals. Except for certain transfer restrictions specifically described in Section 4.14, no order, consent, approval, waiver or authorization of any governmental entity is required in connection with the execution, delivery and performance by Buyer of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the transactions contemplated hereby and thereby other than orders, consents, approvals, waivers or authorizations of, or declarations or filings with, the Bankruptcy Court.

         5.5 Financing. As of the Closing Date, the Buyer will have adequate financing available to it to pay the Purchase Price in accordance with the terms of this Agreement.

         5.6 Brokers and Finders. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission from Seller in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

                                   ARTICLE 6
                            COVENANTS OF THE PARTIES

         6.1 Conduct of Business. So long as the DIP Facility remains effective and is not terminated, Seller will continue to operate the Business, including the Business of its Subsidiaries, as in effect immediately prior to and on January 1, 2003, and will not engage in any practice, take any action, or enter into any transaction outside of the ordinary and usual course of business without the prior written consent of Buyer. Seller will maintain adequate liquidity, retain its essential personnel, and operate the Business in accordance with customary operating covenants as a debtor and debtor-in-possession until the Closing. Seller will not reject any contract or agreement to which it or any Subsidiary is a party without Buyer's prior written consent unless it properly terminates this Agreement. Seller will take all actions reasonably necessary to maintain its workforce, including incentive bonuses as appropriate if consented to in advance by Buyer, and permitting Buyer to communicate plans, status, activities and events related to Buyer's business and plans with such employees, and will cause key personnel to assist Buyer with transition of the Purchased Assets, all on terms acceptable to Buyer.

         6.2 Cooperation of the Parties. Buyer and Seller will promptly take such actions as are reasonably requested by the other party to assist in obtaining the Bidding Procedures Order and the Sale Order and consummating the Transaction in the most expeditious manner permitted under the Bankruptcy Code and the Bankruptcy Rules, including furnishing affidavits, testimony or other documents or information for filing with or presentation to the Bankruptcy Court for purposes, among others, of demonstrating that Buyer is a "good faith" Buyer under Section 363(m) of the Bankruptcy Code. Seller shall (a) take, or cause to be taken, such additional appropriate actions and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate the Transaction and (b) promptly confer with all appropriate federal, state and local regulators to obtain their support for the Transaction, if required. In the event the Bankruptcy Court Approval shall be appealed and Buyer waives the condition that the Bankruptcy Court Approval be a Final Order, Seller shall use all reasonable efforts to defend such appeal.

         6.3 Access. From the date hereof until the Closing Date, Seller shall give Buyer and its Representatives reasonable access during normal business hours to the offices, properties, officers, employees, accountants, auditors, counsel and other representatives, books and records of Seller, including without limitation all books, records, files and papers, whether in hard copy or electronic format, relating primarily to the Contracts, the Machinery and Equipment and the Inventory. Buyer shall keep such information confidential except as necessary for the Chapter 11 Case, and except for information which
(i) is or becomes generally available to the public (other than as a result of a disclosure by the Buyer), (ii) becomes available on a non-confidential basis from a source other than the Seller or one of its representatives which the Buyer reasonably believes is entitled to disclose it, (iii) was developed by or known by the Buyer prior to its disclosure, or (iv) is otherwise in the public domain. From and after the Closing Date and until the closure of the Seller's Chapter 11 Case, the parties shall cooperate with each other to enable the Seller and the Buyer to obtain information related to the Business from employees and former employees regardless of any confidentiality agreement that was executed by such employee and to enable Seller to obtain access to the books and records and other information related to and in connection with the Business and the Seller's financial affairs for the purpose of (i) the administration and completion of the Chapter 11 Case, (ii) preparation and filing of tax returns and (iii) Seller's compliance with any obligations under securities laws or other applicable law.

         6.4 Regulatory Compliance. Subsequent to the Closing, Seller will take such actions as may be required to complete the transfer of any Permits and to otherwise comply with all laws, orders and regulations. Seller shall provide Buyer with all documentation and communications with any regulatory body which are related to such compliance. Both parties shall complete such forms and make all filings by June 30, 2003 which are reasonably required to obtain requisite consent of the Office of Chief Scientist of the State of Israel to the transfer of the shares of Princeton Video Image Israel, Ltd. to the Buyer.

         6.5 Compliance with Bidding Procedures Order. Seller will comply with all of the terms and conditions of the Bidding Procedures Order.

         6.6 Public Announcements. The parties will consult with each other before issuing, and provide the other the opportunity to review and comment upon, any press release, any court filing or pleading filed with the Bankruptcy Court relating to this Agreement or the transactions contemplated hereby, or other public statements with respect to the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing shall limit the ability of either party to timely make any announcement or filing which they are required to make by applicable law, court rule or regulation of any governmental or regulatory authority or stock exchange.

         6.7 Employment Matters. Buyer shall have no obligation to offer employment or employ any employees of Seller. Notwithstanding the foregoing, Buyer shall be free to offer employment and to employ any of Seller's employees, or former employees, that Buyer desires to employ and Seller shall not object to or make any claim against Buyer or its employees or former employees by reason of their hiring by Buyer.

         6.8 Further Assurances. Subsequent to the Closing Date, Seller shall execute and deliver to Buyer such bills of sale, endorsements, assignments and other good and sufficient instruments of assignment, transfer and conveyance, in form and substance reasonably satisfactory to Buyer, as shall be necessary to vest in Buyer all of Seller's right, title and interest in and to the Purchased Assets. Simultaneously with such delivery, Seller shall take such reasonable steps as may be reasonably necessary or appropriate at and after the Closing, so that Buyer shall be placed in actual possession and operating control of the Purchased Assets. Seller shall provide copies or otherwise make available to Buyer and Buyer's Representatives, all information and records (financial and otherwise) relating to the Purchased Assets.

                                   ARTICLE 7
                    CONDITIONS TO OBLIGATIONS OF THE PARTIES

         7.1 Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Buyer in Buyer's sole discretion) at or prior to the Closing Date of each of the following conditions:

                  (e) Accuracy of Representations and Warranties. Each of the representations and warranties of Seller contained herein shall be true and correct in all material respects on the date hereof and shall be true and correct in all respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

                  (a) Performance of Obligations. Seller shall have performed in all material respects all obligations and agreements contained in this Agreement required to be performed by it on or prior to the Closing Date.

                  (b) Officer's Certificates. Buyer shall have received certificates, dated the Closing Date, of an executive officer of Seller to the effect that the conditions specified in Sections 7.1(a) and (b) above have been fulfilled.

                  (c) Bankruptcy Court Approval. The Bankruptcy Court shall have entered a Sale Order on or before August 4, 2003. The Sale Order shall be in full force and shall have become a Final Order on or before August 15, 2003. Seller shall have delivered to Buyer (i) a certified copy of the Sale Order and (ii) copies of all affidavits, certificates of service or notices required to be filed, served or published in connection with the approval of the Bidding Procedures Order and the Sale Order. The Bidding Procedures Order shall have been entered by the Bankruptcy Court and shall have become a Final Order.

                  (d) Validity of Claims and Liens. The Challenge Deadline shall have passed without the Creditors Committee having asserted or filed any Claim Challenges, or all Claims Challenges raised or asserted by the Creditors Committee shall have been dismissed by a Final Order or otherwise resolved favorably to the Buyer in its sole discretion, or the Creditors Committee shall have waived in writing or on the record the right to file any Claim Challenge.

                  (e) Governmental Approval; Israel. All necessary federal, state and local regulatory and other third-party consents, approvals and filings will have been obtained or made, including but not limited to, the consent of Office of the Chief Scientist of the Ministry of Trade and Industry of the State of Israel to the transfer of the shares of Princeton Video Image Israel, Ltd. to the Buyer.

                  (f) No Adverse Government Action. No governmental authority, including any federal or state court of competent jurisdiction, will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, judgment, decree, injunction or other order (whether temporary, preliminary or permanent), which, in either case, is in effect and which has the effect of making the Transaction illegal, or otherwise restrains consummation of the Transaction, or that could reasonably be expected to adversely affect Buyer's ownership and control or rights to use or otherwise receive the benefit of any of the Purchased Assets or to operate the Business.

                  (g) Operation of Business. Since the date of this Agreement, the Business has been operated and continues to operate in the ordinary and usual course within the parameters of the Approved Budget set forth in the DIP Facility, and there has been no material adverse change in the business, assets, properties, results of operations or condition of the Purchased Assets (other than the commencement of the Chapter 11
         Case).

         7.2 Conditions Precedent to the Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Seller) at or prior to the Closing Date of each of the following conditions:

                  (f) Accuracy of Representations and Warranties. The representations and warranties of Buyer contained herein shall be true and correct in all material respects on the date hereof in and shall be true and correct in all respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

                  (a) Performance of Obligations. Buyer shall have performed in all material respects all obligations and agreements contained in this Agreement required to be performed by it prior to or on the Closing Date.

                  (b) Officer's Certificate. Seller shall have received a certificate, dated the Closing Date, of an officer of Buyer to the effect that the conditions specified in Sections 7.2(a) and (b) above have been fulfilled.

                  (c) Bankruptcy Court Approval. The Sale Order shall be in full force and effect and shall not have been stayed, enjoined or modified.

                  (d) No Adverse Government Action. No governmental authority, including any federal or state court of competent jurisdiction, will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, judgment, decree, injunction or other order (whether temporary, preliminary or permanent), which, in either case, is in effect and which has the effect of making the Transaction illegal, or otherwise restrains consummation of the Transaction.

                  (e) Validity of Claims and Liens. The Challenge Deadline shall have passed without the Creditors Committee having asserted or filed any Claim Challenges, or all Claims Challenges raised or asserted by the Creditors Committee shall have been dismissed by a Final Order or otherwise resolved favorably to the Buyer in its sole discretion, or the Creditors Committee shall have waived in writing or on the record the right to file any Claim Challenge.

                                   ARTICLE 8
                                   TERMINATION

         8.1 Termination of Agreement. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

                  (g) by written agreement of Seller and Buyer;

                  (h) by Buyer, if the Bidding Procedures Order is not entered by June 20, 2003 or, after it is entered if the Bidding Procedures Order is rescinded, or modified without Buyer's consent;

                  (a) by Buyer if a Sale Order is not entered on or before August 4, 2003 or if the Sale Order does not become a Final Order on or before August 15, 2003;

                  (b) by Buyer if the Closing shall not have occurred on or before ten (10) calendar days following the date that the Sale Order becomes a Final Order and, provided, however, that Buyer is not in material breach of any of its representations and warranties contained in this Agreement and has not failed in any material respect to perform any of its obligations hereunder;

                  (c) by Buyer if the DIP Facility is terminated prior to Closing other than by reason of a breach of the DIP Facility by Buyer;

                  (d) by Buyer if Seller enters into an Alternative Transaction (as defined below) or presents an Alternative Transaction to the Bankruptcy Court;

                  (e) by Seller if Seller enters into a merger, consolidation, sale or similar transaction involving any portion of the Purchased Assets with any person other than Buyer or its assignee (an "Alternative Transaction") and such Alternative Transaction is approved by the Bankruptcy Court;

                  (f) by Seller if the DIP Facility is terminated prior to Closing by reason of a breach of the DIP Facility by Buyer; or

                  (g) by Seller if all of the following occur: (i) the Sale Order has become a Final Order, (ii) the Buyer has ceased providing any financing to the Seller, whether pursuant to the DIP Facility or otherwise, (iii) the Seller is not in material breach of any of its representations and warranties contained in this Agreement and has not failed in any material respect to perform any of its obligations hereunder and (iv) the Closing has not been consummated by the close of business on September 26, 2003.

         8.2 Consequences of Termination. In the event of any termination of this Agreement by either or both of Buyer and Seller pursuant to Section 8.1, written Notice thereof shall forthwith be given by the terminating party to the other party hereto, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall thereupon terminate and become void and of no further force and effect, and the transactions contemplated hereby shall be abandoned without further action of the parties hereto; provided, however, that such termination shall not relieve any party hereto of any Liability for breach of this Agreement prior to termination.

         8.3 Special Provision regarding Cure Costs. The parties have entered into this Agreement on the understanding that Seller has made the representation in Section 4.15 with respect to the aggregate amount of Cure Costs (the "Represented Cure Amount") to the best of its ability and in good faith. If it is finally determined, on or prior to the date that the Sale Order is entered, that Seller's estimate was in good faith but that actual Cure Costs exceed the Represented Cure Amount by more than $100,000, then Buyer shall have the option to either (a) terminate this Agreement, (b) increase the Purchase Price by the amount of the aggregate Cure Costs in excess of the sum of the Represented Cure Amount plus $100,000 or (c) maintain the same Purchase Price but require that Seller reject such of the Assumed Agreements as Buyer designates in its sole discretion so as to reduce the amount of the actual aggregate Cure Costs to an amount less than the sum of the Represented Cure Amount plus $100,000. If Buyer fails to take one of the foregoing actions under the foregoing circumstances notwithstanding the Seller's request that it do so, then the Seller shall have the option of terminating this Agreement at the earlier of ten (10) days after the date of delivery of its demand (or at Closing if Closing is scheduled for less than 10 days after the date that the Sale Order is entered).

                                   ARTICLE 9
                             LIMITATION ON REMEDIES

         9.1 No Survival of Representations and Warranties. The representations and warranties of Buyer and Seller made in this Agreement and the covenants of Buyer and Seller contained in this Agreement that, by their terms, are to be performed prior to the Closing shall not survive the Closing Date and shall be extinguished by the Closing and the consummation of the transaction contemplated by this Agreement. Absent fraud, Buyer shall not have any remedy against Seller or its Affiliates, and Seller shall not have any remedy against Buyer or its Affiliates for (i) any breach of a representation or warranty contained in this Agreement (other than to terminate the Agreement in accordance with the terms hereof) and (ii) if the Closing occurs, any breach of a covenant contained in this Agreement with respect to the period prior to the Closing Date.

                                   ARTICLE 10
                                  MISCELLANEOUS

         10.1 Expenses. Whether or not the transactions contemplated hereby are consummated, each party hereto shall bear all costs and expenses incurred or to be incurred by such party in connection with this Agreement and the consummation of the transactions contemplated hereby. As between Buyer and Seller, Seller shall bear all costs of any Persons (other than Buyer, its agents or Affiliates), entitled to payment of compensation or reimbursement of expenses pursuant to the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure.

         10.2 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Seller without the prior written consent of Buyer. This Agreement and Buyer's rights and obligations hereunder may be assigned by Buyer without Seller's consent. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

         10.3 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of Seller and Buyer and Buyer's assignees, if any, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement except as expressly set forth herein.

         10.4 Notices. All notices, demands, requests, consents, approvals or other communications (collectively, "Notices") required or permitted to be given hereunder or that are given with respect to this Agreement shall be in writing and shall be personally served, delivered by a nationally recognized overnight delivery service with charges prepaid, or transmitted by hand delivery, or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written Notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by facsimile with confirmation of receipt; provided, that if delivered or transmitted on a day other than a Business Day or after normal business hours, notice shall be deemed given on the next Business Day. Notice otherwise sent as provided herein shall be deemed given on the next Business Day following timely deposit of such Notice with an overnight delivery service:

If to Seller:                Princeton Video Image, Inc.
                             15 Princess Road
                             Lawrenceville, New Jersey  08646
                             Attention:  President
                             Tel:  609.912.9400
                             Fax:  609.912.0004

With copies to:              Fox Rothschild LLP
                             Princeton Pike Corporate Center
                             997 Lenox Drive, Building 3 (Lawrenceville)
                             Princeton, New Jersey  08648-2311
                             Attention:  Hal L. Baume, Esq.
                             Tel:  609.896.3600
                             Fax:  609.896.1469

                             Smith, Stratton, Wise, Heher & Brennan LLP
                             600 College Road East
                             Princeton, NJ 08540
                             Attention: Richard Pinto, Esq.
                             Tel: 609.924.6000
                             Fax: 609.987.6651

                             Kleinberg, Kaplan, Wolff & Cohen, P.C.
                             551 Fifth Avenue
                             New York, NY 10176
                             Attention: Christopher P. Davis, Esq. and David
                                        Parker, Esq.
                             Tel: 212.986.6000
                             Fax: 212.986.8866

If to Buyer:                 Lowenstein Sandler PC
                             65 Livingston Avenue
                             Roseland, New Jersey  07068
                             Attention:  Kenneth A. Rosen, Esq.
                                         Paul Kizel, Esq.
                             Tel:  973.597.2548
                             Fax:  973.597.2549

With a copy to:              Sullivan & Cromwell LLP
                             125 Broad Street
                             New York, New York  10004-2498
                             Attention:  Robert Wilson Downes, Esq.
                             Tel:  212.558.4000
                             Fax:  212.558.3588

Rejection of or refusal to accept any Notice, or the inability to deliver any Notice because of changed address of which no Notice was given, shall be deemed to be receipt of the Notice as of the date of such rejection, refusal or inability to deliver.

         10.5 Successful Bidder. If the sale of the Purchased Assets becomes subject to an Auction and Buyer is the Successful Bidder, then this Agreement shall remain in full force and effect except as expressly amended by the Successful Bidder.

         10.6 Choice of Law. This Agreement shall be construed and interpreted, and the rights of the parties shall be determined, in accordance with the substantive laws of the State of Delaware, without giving effect to any provision thereof that would require the application of the substantive laws of any other jurisdiction, except to the extent that such laws are superseded by the Bankruptcy Code.

         10.7 Entire Agreement; Amendments and Waivers. This Agreement and all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the parties. This Agreement may be amended, supplemented or modified, and any of the terms, covenants, representations, warranties or conditions may be waived, only by a written instrument executed by the Buyer and Seller, or in the case of a waiver, by the party waiving compliance. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), and no such waiver shall constitute a continuing waiver unless otherwise expressly provided.

         10.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Counterparts to this Agreement may be delivered via facsimile.

         10.9 Invalidity. If any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, the parties shall use their reasonable efforts, including the amendment of this Agreement, to ensure that this Agreement shall reflect as closely as practicable the intent of the parties hereto on the date hereof.

         10.10 Exclusive Jurisdiction. Without limiting any party's right to appeal any order of the Bankruptcy Court and except as otherwise provided herein, (a) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide (insofar as they relate to Seller) any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby, and (b) any and all claims, actions, causes of action, suits and proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive Notices at such locations as indicated in Section 10.4.

         10.11 WAIVER OF RIGHT TO TRIAL BY JURY. SELLER AND BUYER HEREBY WAIVE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

                  [Remainder of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, this Asset Purchase Agreement has been duly executed and delivered by the duly authorized officers of Seller and Buyer as of the date first above written.

                              PVI VIRTUAL MEDIA SERVICES, LLC

                              By:  /s/ Eduardo Sitt
                                 -----------------------------------------------
                              Name:
                                 -----------------------------------------------
                              Title:
                                 -----------------------------------------------

                              PRINCETON VIDEO IMAGE, INC.

                              By:       /s/ James Green
                                 -----------------------------------------------
                              Name:   J. Green
                                 -----------------------------------------------
                              Title:     COO
                                 -----------------------------------------------